                                     EXHIBIT
                                 ITEM 10(ii)A(1)

     Employment Contract of Charles T. Chrietzberg, Jr. date January 1, 2000

                               EMPLOYMENT CONTRACT


               THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of January 2000, between MONTEREY COUNTY BANK, a California corporation (Bank"), and CHARLES T. CHRIETZBERG, JR. ("Executive")

                               W I T N E S S E T H

               WHEREAS, Executive has served as the Chairman and Chief Executive Officer of Bank since 1987 with distinction, leading the Bank to a "Premier Performing" rating in 1992, reducing the level of non--performing loans from one far in excess of state averages to one which is far below state averages, and becoming the only Chief Executive Officer in the Bank's history whose tenure generated net profits; and

               WHEREAS, the latest Employment Agreement between Executive and Bank expired as of December 31, 1999; and

               WHEREAS, Bank desires that Executive continue to be employed as Bank's Chairman, President and Chief Executive Officer, and to document the terms of such employment; and

               WHEREAS, Executive is willing to be employed as Bank's Chairman, President and Chief Executive Officer under the terms and conditions herein stated.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

               A.   TERM OF EMPLOYMENT

                    1. TERM. Bank hereby agrees to continue to employ Executive, and Executive hereby accepts employment with Bank, for the period of three (3) years, commencing on January 1, 2000, subject however, to prior termination of this Agreement as hereinafter provided (the "Term"). When used herein, "Term" shall refer to the entire period of employment of Executive by Bank hereunder commencing January 1, 2000 (the "Effective Date"), whether for the period provided above, or whether terminated earlier as hereinafter provided.

               B.   DUTIES OF EXECUTIVE

                    1. DUTIES. Executive shall perform the duties of Chairman of the Board, President and Chief Executive Officer of Bank, subject to the powers by law vested in the Board of Directorsof Bank and in Bank's shareholders, and shall serve as a Director of Bank if elected by the shareholders. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive with due care, faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws, policies adopted by the Board of Directors, and Bank's Articles of Incorporation and Bylaws.

                    2. EXCLUSIVITY. Executive shall devote Executive's entire productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, without prior consent evidenced by a resolution duly adopted by the Board of Directors of the Bank, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided however, that such business or venture is neither in competition or conflict,

                    3. UNIQUENESS OF EXECUTIVE'S SERVICES. The Executive hereby represents that the services to be performed by him under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character, which give them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that the Bank, in addition to any other rights or remedies which the Bank may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this contract by the Executive.

                    4.   PHYSICAL   EXAMINATION.   Executive shall take an
annual physical examination during each year during the Term of this contract. Said physical examination(s) shall be conducted at the expense of the Bank.

               C.   COMPENSATION

                    1. SALARY. For Executive's services hereunder, Bank shall pay or cause to be paid as annual gross base salary to Executive the amount of not less than $180,000 during each of the years of the Term, beginning with the Effective Date. Executive shall also, so long as he serves on the Board of Directors, be entitled to director's fees on the same basis as paid to outside directors, if the Board of Directors does not exclude him from such directors fees. The Board of Directors shall also, from time to time, and at least once each calendar year grant such additional "merit" increases, if any, in the base salary as are determined after review to be appropriate in the discretion of the Board of Directors. Executive's salary shall be payable in equal installments in conformity with Bank's normal payroll periods as in effect from time to time.

               D.   EXECUTIVE BENEFITS

                    1. VACATION. Executive shall be entitled to a vacation leave of four (4) weeks during each year of the Term, of which two (2) weeks must be taken consecutively in each calendar year. Executive shall be entitled to vacation pay, in lieu of up to two (2) weeks of vacation during each calendar year, with the consent of the Board of Directors.

                    2. AUTOMOBILE ALLOWANCE. During the term hereunder, Bank shall provide Executive, for Executive's sole use, a suitable full--size automobile, or if the Executive desires to use his own automobile, Bank shall pay Executive a comparable auto allowance (NOT LESS THAN $750 PER MONTH) as determined by the Board of Directors. Bank shall pay all operating expenses of any nature whatsoever with regard to such automobile.

Executive shall use reasonable efforts to furnish to Bank substantially adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities substantiating the extent to which such payments are deductible business expenses of Bank and not deductible additional compensation to Executive. Bank shall also procure, pay for and maintain in force adequate insurance coverage for such automobile. Bank and Executive agree that the value of Executive's personal use of the automobile is twenty (20%) of the annual cost of the automobile lease, repairs, and gasoline which shall be treated for tax purposes as additional compensation to Executive, subject to appropriate withholding.

                    3. GROUP MEDICAL AND LIFE INSURANCE BENEFITS. Bank shall provide for Executive, at Bank's expense to the extent permitted by Bank policy, participation in a comprehensive major medical, dental, and optical plan, with accident benefits, equivalent to either (i) the maximum available from time to time under the California Bankers Association Group Insurance Program for an employee of Executive's salary level; or (ii) the benefits under an insurance program adopted on a non--discriminatory basis for the employees of the Bank generally. Life insurance benefits shall be provided to Executive, at Bank's expense to the extent not prohibited by Bank policy during the term hereof in an amount not less than $200,000, with Executive to designate beneficiary thereunder.

                    4. SALARY CONTINUATION PLAN. Bank shall provide for Executive a Salary Continuation Plan that provides for payments of $75,000 per year, for Mr. Chrietzberg's lifetime, if he remains with the Bank until normal retirement, commencing age 65. The Salary Continuation Plan shall provide the following with regard to the division of death proceeds should Mr. Chrietzberg die before his sixty-fifth (65th) birthday; his beneficiary(ies) shall be entitled to an amount equal to $1,440,000 or the net at risk insurance portion of the proceeds, whichever amount is less. The net at risk insurance portion is the total proceeds less the cash value of the policy. Should Mr. Chrietzberg die on or subsequent to his sixty-fifth
(65th) birthday, his beneficiary(ies) shall be entitled to an amount equal to $1,000,000 or the net at risk insurance portion of the proceeds, whichever is less, and the Bank shall be entitled to the remainder of such proceeds.

                    5. BONUS. For the calendar year 2000, and for each full calendar year of the Term completed by Executive pursuant to this Agreement, he shall be entitled to an Incentive Bonus determined in accordance with this paragraph. The Incentive Bonus shall equal the lesser of (i) $160,000, or
(ii) the sum of the ROA Bonus and the ROE Bonus, determined in accordance with the Exhibit D-4. This bonus shall be payable in January of the year following completion of the year on which it is based, or as soon thereafter as is practical after the Bank's certified public accountants have delivered their report on the Bank's condition and results of operations for the year.

                    6. SICK LEAVE. Executive shall be entitled to days of paid sick leave in accordance with Bank policy.

               E.   BUSINESS EXPENSES AND REIMBURSEMENT.

                    1. BUSINESS EXPENSES. Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Bank during the Term. Types of expenses qualifying for such reimbursement shall be determined by the Board of Directors. Executive shall furnish to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of Bank and not as deductible compensation to Executive; provided, however, that reimbursement of such expenses shall not be dependent on proving deductibility of such expenses for tax purposes if such expenses are otherwise determined by the Board of Directors, in its sole discretion, to be appropriate.

               F.   TERMINATION.

                    1. TERMINATION WITH CAUSE. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

                        (a) A material breach by Executive of any of the terms or provisions of this Agreement;

                        (b) Executive is convicted of illegal activity by a court of competent jurisdiction or pleads guilty to or nolo contendere to, illegal activity, which activity materially adversely affects Bank's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties, as determined by the Board of Directors in good faith; or

                        (c)   Executive has committed any illegal or
dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Employee, as distinguished from termination of coverage as to Bank as a whole; or

                        (d) Executive materially fails to perform or habitually neglects Executive's duties or commits a material act of malfeasance or misfeasance in connection therewith; or

                        (e) Executive becomes permanently disabled as such is defined in his or Bank's disability insurance policy and such disability makes Executive eligible for benefits thereunder (or if no such definition, as defined by federal law or regulation pursuant to the Social Security Act or a rebated statute). Any controversy concerning Executive's disability shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any termination pursuant to this subsection (d) shall not affect the continued operation of any disability income continuation plan, which may be established for the benefit of Executive;

                        (f) An order under 12 U.S.C. 1818(b) or (e) or any similar statute is issued against Executive or Bank which calls for his suspension or removal from office; or

                        (g)  The Superintendent of Banks, or other
supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank pursuant to applicable statute or regulation.

                    2.   TERMINATION WITHOUT CAUSE.

                        (a)   During the Term, this Agreement may be
terminated by Bank without cause upon written notice to Executive.

                        (b)   During the Term, this Agreement may be
terminated by Executive without cause upon sixty (60) days' prior written notice to Bank. Executive and Bank agree that it would be impractical or extremely difficult to fix the actual damage caused by Executive's breach of this Section F.2(b). Accordingly, the amount of damage suffered and recoverable by Bank in the event of Executive's breach of this provision shall be equal to the amount of Base Salary for Executive for two months. Bank and Executive agree such sum is a reasonable estimate of damage under the circumstances at the date this Agreement is made.

                    3. COMPENSATION UPON TERMINATION. (a) If Executive's employment with Bank is terminated by Bank pursuant to Section F.1. hereof or by Executive pursuant to Section F.2. hereof, Executive shall then only be entitled to receive salary through the effective date of such termination (without pro-ration of the Incentive Bonus described in Section D.4 above) and shall receive any incurred but not reimbursed business expenses (subject to the provisions of Section E.1. hereof).

                         (b)  If Executive's employment is terminated by Bank
pursuant to Section F.2. hereof, Executive shall be entitled to receive Executive's salary through the effective date of such termination; any incurred but not reimbursed business expenses (subject to the provisions of Section E.1. hereof); plus Executive's salary (as in effect immediately prior to termination) for the "Severance Period", which shall be the greater of two
(2) years from the effective date of termination or the remainder of the Term to be paid in equal installments in conformity with Bank's normal payroll periods as in effect from time to time. However, if Executive's employment is terminated by the Bank pursuant to Section F.2 within one year (1) after the announcement or consummation, or during the pendency, of a Change in Control Transaction, the Severance Period shall be the greater of 24 months from the effective date of termination, or the remainder of the Term. A "Change in Control Transaction" shall be limited to an acquisition by a person, or group of persons acting in concert, of shares having the power to elect a majority of the directors of the Bank, or a merger or other acquisition of the Bank or its assets and business, in which the power to elect a majority of the directors of the surviving corporation is in the hands of persons who were not shareholders of the Bank as of one of the date hereof or a date two years prior to such merger or other acquisition. In addition to compensation for the Severance Period, Executive shall be entitled to a lump sum payment of his Incentive Bonus (when calculated in accordance with the timing set forth in Section D.4) for any calendar year in which his employment is terminated by the Bank pursuant Section F.2 in an amount equal to a pro-rated portion of the Incentive Bonus provided in Section D.4 above (calculated as though the period from the beginning of the year until the end of the month prior to the termination were a full year)

               G.   GENERAL PROVISIONS.

                    1. OWNERSHIP OF BOOKS AND RECORDS; CONFIDENTIALITY. (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of Bank, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment.

                        (b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank. Executive shall not solicit any employee or customer of Bank to become an employee or customer of another institution until the later of six (6) months following the end of the Term or the end of the Severance Period.

                    2. ASSIGNMENT AND MODIFICATION. This Agreement, and the rights and duties hereunder, may not be assigned by either party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void; provided, however, that Bank's rights and obligations hereunder shall be assignable without consent by operation of law in the event of a merger or similar transaction involving the Bank.

                    3. FURTHER ASSURANCE. From time to time each party will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements hereunder.

                    4. ARBITRATION. If the Parties hereto shall be unable to reach an agreement on material provisions of this Agreement or on other issues then such disputes shall be submitted to the American Arbitration Association ("AAA") of closest to Monterey, California for resolution, in accordance with the Commercial Arbitration Rules of the AAA (or by some other arbitrator mutually agreed to by the parties). Such arbitration shall be conducted in the following manner:

                         a.   The Party desiring to resolve the dispute
through arbitration shall serve upon the Party a written notice of intent to exercise rights under this arbitration provision. One arbitrator shall be required, and that arbitrator shall be selected by the arbitration service, in a manner determined by the AAA. The arbitrator shall be furnished with a statement of issues in dispute and a summary of each party's position.

                         b.   The arbitrator shall set a date for a hearing
which shall be no less than thirty (30) days and no more than one hundred twenty (120) days after the arbitrator is selected. At the arbitration, each party shall present to the arbitrator the reasons why the respective positions of the parties should be upheld. In considering such arguments, the arbitrator may consider any evidence reasonably believed by him to be credible and relevant to the determination which he is called upon to make. The arbitrator may consider such hearsay and opinions of the parties as he desires and may consider copies of any writings. The best evidence rule will not apply nor any formal prerequisites required by the California Evidence Code for the introduction of documents. Nothing contained herein shall prevent either party from arguing about the weight to be given any evidence under the Evidence Code or otherwise. The arbitrator shall not be bound by either the Evidence Code, or the Code of Civil Procedure in determining the evidence to be presented, admitted by him, or the method by which evidence and arguments may be presented. All methods of discovery permitted by the Code of Civil Procedure shall be permitted except use of requests for admissions. Furthermore, a party shall only have fifteen (15) days from receipt of interrogatories, or request for production to respond to the propounding party. Each party shall have the right to take the deposition of the other on twenty (20) days notice. The arbitrator shall determine a method for resolution of any discovery dispute, which may include selecting one arbitrator to resolve disputes by telephone conference. The arbitrator may establish such rules as he deems reasonable for the conduct of the arbitration, including requirements for the filing of memoranda supporting the parties' positions.

                         c.   The decision of the arbitrator shall be binding
upon the Parties and shall constituted a complete determination of the issues considered by the arbitrator. The provisions this Section shall constitute a binding arbitration agreement between the Parties pursuant to Code of Civil Procedure Section 1321 et seq.

                         d.   Each party shall be responsible for one-half of
all costs of the arbitration. Each party shall deposit with the AAA, one--half (1/2) of all required deposits. The failure of either party to make such deposit within thirty (30) days of notice of such cost shall automatically entitle the other party to an arbitration determination favorable to the party making the required deposit. Each party shall pay their own fees and attorneys' fees and costs for the arbitration.

                         e.   No arbitrator shall have ever been employed by
either party or their successors in interest or any of their Shareholders, officers, directors, partners nor shall they be related to any of such individuals by any relationship closer than consanguinity in the third degree.

                         NOTICE.   BY INITIALING IN THE SPACE BELOW YOU ARE
AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISIONS DECIDED BY NEUTRAL ARBITRATION, AS PROVIDED HEREIN AND BY CALIFORNIA LAW, AND YOU HEREBY AGREE TO WAIVE ANY RIGHTS YOU MAY

POSSESS TO HAVE SUCH DISPUTE LITIGATED AND RESOLVED IN A COURT OR JURY TRIAL.

                         BY INITIALING IN THE SPACE BELOW YOU HEREBY WAIVE
YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION.

                         IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER
AGREEING TO THISPROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR EXECUTION OF THIS AGREEMENT AND YOUR APPROVAL, SPECIFICALLY OF THIS PARAGRAPH 16, ACKNOWLEDGES THAT YOUR EXECUTION OF THIS PROVISION IS VOLUNTARY AND THAT PRIOR TO SUCH EXECUTION YOU HAVE CONSULTED WITH INDEPENDENT COUNSEL CONCERNING THE EFFECTS OF SUCH PROVISION TO THE EXTENT YOU HAVE DEEMED NECESSARY, PRIOR TO YOUR EXECUTION OF THIS PROVISION.

                         THE PARTIES HEREBY ACKNOWLEDGE, UNDERSTAND AND AGREE
TO, THE TERMS HEREOF AND TO THE SUBMISSION OF ANY DISPUTES TO ARBITRATION BY THE AAA, AS SET FORTH HEREIN.

         /S/ BW                                         /S/ CTC
   --------------------                           --------------------
     Bank's Initials                              Executive's Initials

                    4. NOTICES. All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

                       To Bank:                      Monterey County Bank
                                                     601 Munras Ave
                                                     Monterey, California 93940
                                                     Attn: Board of Directors


                       To Executive:                 Charles T. Chrietzberg, Jr.
                                                     P.O. Box 1344
                                                     Carmel, CA 93921


or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the second day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

                    5. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

                    6. ENTIRE AGREEMENT. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

                    7. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California.

                    8. EXECUTED COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

                    9. SECTION HEADINGS. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

                    10. CALENDAR DAYS/CLOSE OF BUSINESS. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

                    11. SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

                    12. ATTORNEYS' FEES. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

          IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

                                 BANK:        MONTEREY COUNTY BANK

                                              BY: /S/ BRUCE N. WARNER
                                                 -----------------------------
                                                      BRUCE WARNER
                                                      SENIOR VICE PRESIDENT AND
                                                      CHIEF OPERATING OFFICER


                                 EXECUTIVE:   /S/ CHARLES T. CHRIETZBERG, JR.
                                              --------------------------------
                                                  CHARLES T. CHRIETZBERG, JR.

                                  EXHIBIT D-4

                             CALCULATION OF BONUS

          The ROA and ROE Bonuses shall be based on the Bank's pretax return on average assets and beginning equity using the following amounts.



          ROA                ROA BONUS              ROE              ROE BONUS
          ---                ---------              ---              ---------
          1.0%               $ 10,000               10%              $ 10,000

          1.1%               $ 20,000               11%              $ 20,000

          1.2%               $ 30,000               12%              $ 30,000

          1.3%               $ 40,000               13%              $ 40,000

          1.4%               $ 50,000               14%              $ 50,000

          1.5%               $ 60,000               15%              $ 60,000

          1.6%               $ 70,000               16%              $ 70,000

          1.7%               $ 80,000               17%              $ 80,000

          1.8%               $ 90,000               18%              $ 90,000

          1.9%               $ 100,000              19%              $ 100,000

          2.0%               $ 110,000              20%              $ 110,000

          2.1%               $ 120,000              21%              $ 120,000

          2.2%               $ 130,000              22%              $ 130,000

          2.3%               $ 140,000              23%              $ 140,000

          2.4%               $ 150,000              24%              $ 150,000

          2.5%               $ 160,000              25%              $ 160,000


MAXIMUM COMBINED--$160,000, OR $340,000 MINUS NON-BONUS SALARY EXCLUDING COMPENSATION, IF ANY, FOR VACATION NOT TAKEN) FOR THE YEAR. THE RETURN'S SHALL BE CALCULATED BEFORE DEDUCTION FOR ANY ANNUAL PERFORMANCE BONUSES, BUT AFTER DEDUCTION FOR COMMISSIONS AND BONUSES PAID ON A MONTHLY BASIS.